UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 9, 2015, Trian Fund Management, L.P. (“Trian”) issued the following press release:

TRIAN SENDS LETTER TO DUPONT STOCKHOLDERS

Urges DuPont Stockholders to Vote GOLD Proxy Card to Hold Board and Management

Accountable for Consistent Underperformance

NEW YORK, April 9, 2015 – Trian Fund Management, L.P., one of the largest stockholders of E. I. du Pont de Nemours and Company (NYSE: DD), which currently beneficially owns approximately 24.6 million DuPont shares valued at approximately $1.8 billion, is today mailing a letter to DuPont stockholders urging them to hold the Board and management accountable for DuPont’s consistent underperformance and to protect their investment by voting the GOLD proxy card for the election of Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta to DuPont’s Board of Directors at the Annual Meeting of Stockholders on May 13, 2015.

DuPont is attempting to distract and mislead stockholders from the real issues at the company – its consistently subpar performance and, in our view, management’s lack of confidence in the company’s future. CEO Ellen Kullman seems to believe DuPont’s shares will be worth no more than $72 in 2017 as she exercised options and sold over half of her equity position – approximately $80 million worth of shares – all at prices of $72 or less after Trian first invested. Most of these options did not expire until 2016 or 2017. Trian, on the other hand, has a substantial economic stake in DuPont’s future, and believes that, with its nominees on the Board, DuPont’s implied target value per share could be in excess of $120 by the end of 2017. Trian is asking for stockholders’ support to help it make needed improvements at DuPont for the benefit of all DuPont stockholders. If elected, as a minority of the DuPont Board, Trian’s nominees pledge to work collaboratively with the Board and management and provide the oversight necessary to help DuPont achieve best-in-class operating performance, earnings growth, returns on invested capital, and corporate governance.

Trian’s letter to stockholders can be found at: www.DuPontCanBeGreat.com.

The letter follows:

April 9, 2015

Dear Fellow Stockholder:

Trian believes DuPont has tremendous potential – as evidenced by our investment of approximately $1.8 billion in the Company. With our nominees on the Board, we believe DuPont’s implied target value per share could be in excess of $120 by the end of 2017.1 DuPont’s CEO Ellen Kullman, on the other hand, seems to lack confidence that DuPont’s shares will be worth more than $72 in 2017 – as she sold over half of her equity position (approximately $80 million worth of shares) all at prices of $72 or less after Trian first invested.2 In fact, she sold 23% of her position when the price of DuPont shares spiked after the release of Trian’s Summary White Paper in September 2014.3

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Despite rhetoric about a “higher growth, higher value strategy,” Ms. Kullman is not willing to “put her money where her mouth is” and instead sold from long-term incentives and from stock options she had been granted most of which did not expire until 2016 or 2017. We believe the reason management receives equity as part of compensation is to ensure their interests are aligned with the long-term interests of shareholders. The intention is not for management to sell prematurely. Ms. Kullman’s premature equity sales lead us to conclude that future corporate governance best practices should include boards setting parameters as to when senior executives can monetize long-term equity incentives. Ask yourself: if the CEO and Board members truly believed in their strategy wouldn’t they be buying stock?

As one of DuPont’s largest stockholders, our interests are directly aligned with yours. We want DuPont to have best-in-class operating performance, earnings growth, returns on invested capital and corporate governance. Unfortunately, DuPont is not best in class in any of those metrics today.

These are the facts:

•	EPS in each of 2012, 2013, and 2014 was below EPS in 2011. According to DuPont’s guidance, 2015 will also be below 2011[4]
•	DuPont is underperforming its peers in revenue growth and margins in five of DuPont’s seven operating segments[5]
•	Approximately $5 billion of agriculture R&D over the last five years has yielded billions of losses for stockholders[6]
•	The board has failed to align executive compensation with performance[7]

At DuPont’s Annual Meeting on May 13, 2015, you will have the opportunity to elect four highly qualified directors to the Board who will seek to hold management accountable for DuPont’s continuing underperformance. Our nominees will seek to work collaboratively with the Board and management to improve DuPont’s performance and increase stockholder value.

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DON’T BE FOOLED BY DUPONT’S RHETORIC. DUPONT’S STOCK PRICE IS NOT
UP BECAUSE OF FUNDAMENTALS – EARNINGS ARE STILL BELOW 2011 LEVELS.
SOONER OR LATER, EVERY COMPANY’S SHARES TRADE BASED ON EARNINGS.

DuPont shares are up almost 45% since Trian first invested in March 2013, but the stock is not up because of business fundamentals. In fact, 2015 is projected by the Company to be the fourth year in a row that DuPont’s earnings will be below its earnings from 2011. This trend cannot continue. Sooner or later, we believe DuPont’s shares will trade based on its earnings, and management will have to demonstrate it can consistently grow earnings at a best-in-class pace.

Source: Capital IQ, DuPont Press Releases and transcripts of earnings release conference calls.

(a) Represents announcement of Fresh Start Initiative, a $1bn cost saving plan, at the time, that includes $375m of costs to be transferred to Performance Chemicals. DuPont increased total program size to $1.3bn on 1/27/2015.

DuPont is struggling relative to peers. Since 2011, earnings growth is in the bottom quartile.

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Source: Company SEC filings.

Note: Uses Fiscal Year of each company that most closely approximates the calendar year EPS figures for peers adjusted for non-operating pension / OPEB (other post-employment benefits) for comparability with DuPont

HOW DO WE MAKE DUPONT BEST IN CLASS? IT STARTS WITH HOLDING
MANAGEMENT ACCOUNTABLE FOR CONSISTENT UNDERPERFORMANCE

If elected, Trian’s nominees will strive to ensure the Board holds management accountable: In 2010, management announced five-year, long-term rolling growth targets of 7% revenue growth and 12% operating earnings growth.8 If they had hit those targets through 2015, EPS would be $6.45 for 2015.9 Yet, DuPont is guiding to 2015 EPS of $4.00 - $4.20.10 The Board has never addressed DuPont’s continuing failure to even come close to these targets. What is the Board doing?

If elected, Trian’s nominees will work to put an end to rhetoric that does not match reality and seek to improve transparency:

•	At the 2013 DuPont Investor Day, the CEO said: “…I set clear targets, in an effort to monitor progress and hold people accountable. I set the competitive benchmarks and I continuously raise the bar.” Later that same day, the Company lowered long-term targets for six of the Company’s seven businesses.[11]
•	In 2014, we privately expressed concern to Lead Director Alexander Cutler about management’s inability to hit its stated revenue and profit targets. Mr. Cutler wrote back to us on March 5, 2014: “To clarify our discussion… relative to our five year, long-term rolling growth targets of 7 percent revenue growth and 12 percent operating earnings growth, which were announced publically on December 9, 2010 at our Investor Day, we continue to believe these goals are both appropriate and achievable. We fully endorse management’s plan to achieve them and are encouraged by progress against them (footnote omitted).” Less than
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four months later, the Company lowered its EPS guidance for the third consecutive year. Restoring DuPont to greatness will require less rhetoric and more accountability.

•	DuPont has recently tried to rewrite its history of consistently poor performance, providing nine different versions of 2011 EPS.[12] Stockholders should know the Board paid executives based on an EPS figure that is nearly double what DuPont now says is the “right” number for 2011 as it tries to argue EPS has actually increased since 2011.[13]

If elected, Trian’s nominees will endeavor to put an end to “crony compensation”:

•	The Board’s compensation practices have actually rewarded management for failing to meet its targets. In 2013, management’s long-term incentive plan had a payout of 113% of target despite a total shareholder return (a key metric of determining the payout) in the 25th percentile of DuPont’s peers.[14]
•	That same year, short-term compensation payout was almost 90% despite adjusted EPS growth of 3%, significantly below the Company’s long-term target of 12% EPS growth.[15]
•	In 2014, the Board’s Human Resources and Compensation Committee acknowledged poor operating performance as it exercised “negative discretion” and gave management a 0% payout factor for “corporate performance” under DuPont’s short-term incentive program. However, the Human Resources and Compensation Committee (chaired by Lois Juliber and including Mr. Cutler and Lee Thomas as members) still found a way to pay management by giving an 80-100% payout factor for “individual performance.” Does that make sense? How can it be that the Company is doing poorly operationally but management as individuals are each doing great?

If elected, Trian’s nominees will strive to ensure management does not have an “information advantage” over the Board:

•	In December 2013, we had a meeting with DuPont’s CEO and Lead Director. At that meeting we explained that we believed that the root cause of DuPont’s continual inability to achieve publicly stated earnings targets is the excessive costs and bureaucracy in the corporate structure. We used the example of the sale of the Performance Coatings segment (now called Axalta) to make our point. The Company said publicly that the segment generated $339 million of EBITDA in 2011.[16] Yet, the new private equity owners of the business were saying they had bought a business with $568 million of EBITDA[17] – the sole difference being all of the DuPont-related corporate costs and bureaucracy that the new owner did not need or want. The Lead Director asked the CEO if that was true. From what we saw, Mr. Cutler did not know because management at DuPont has an “information advantage” over the Board. If elected, Trian’s nominees will strive to eliminate this information advantage and ensure the Board is making decisions based on rigorous analysis, rather than management rhetoric.

WE WERE ENCOURAGED BY THE LEAD DIRECTOR TO HOLD THE BOARD
ACCOUNTABLE IF DUPONT DID NOT ACHIEVE 2014 EARNINGS GUIDANCE

Trian first invested in DuPont in March 2013. We worked hard behind the scenes for 18 months to try and convince management and the Board that they were setting DuPont up for failure. As mentioned above, in December 2013 we met with the CEO and the Lead Director and explained that we believed DuPont would fail to achieve its long-term earnings target in 2014. We made the case that

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despite new initiatives such as the announced separation of Performance Chemicals, the Fresh Start Initiative and the stock buyback, DuPont had failed to solve the root cause of the continuous earnings underperformance, namely a corporate structure with excessive costs and bureaucracy. We explained that DuPont would not be capable of achieving the Company’s promised earnings growth until the businesses that comprise DuPont are best-in-class operationally (both revenue growth and margins versus peers). We also noted our belief that DuPont would continue to falter as long as five of the Company’s seven segments materially underperformed their competitors.

The CEO and Lead Director told us we were wrong and that they had fixed DuPont’s problems. They told us we had been influential in helping the Board recognize the excessive costs, but the problems were solved and the management team would achieve its 2014 earnings guidance. The Lead Director told us unequivocally in that meeting that the Board would hold management accountable for achieving operating targets. He went on to say that Trian should hold the Board accountable if the Company did not achieve its targets in 2014. Despite our skepticism, we agreed to remain silent in the spirit of building a long-term relationship with management and the Board.

In June 2014, DuPont announced it would miss guidance for the third year in a row.18 At that point, we requested that Trian Founding Partner and Chief Investment Officer Ed Garden be added to the DuPont Board. We explained that we could no longer be passive while management continued to falter. We pledged to work constructively to increase value with a single minority director – where we could only influence events by convincing the majority of the Board with the power of our arguments. Despite being encouraged by the Lead Director to hold the Board accountable six months earlier, that proposal was rejected by the Board in August 2014. Later in 2014, we asked DuPont instead to consider adding Nelson Peltz to the Board to avoid the distraction and cost of a proxy contest. Once again, our proposal was flatly rejected.

TRIAN HAS ACTED IN GOOD FAITH TO TRY AND AVOID A PROXY FIGHT AND
ACHIEVE A REASONABLE SETTLEMENT

We were forced to launch this proxy contest as a last resort and have nominated Nelson Peltz and three other highly qualified independent nominees to serve on the DuPont Board. DuPont has again rejected Mr. Peltz and stated that it is unwilling to agree to any Trian principal or other Trian nominee joining the Board. Nonetheless, Trian has continued to be open to a reasonable settlement. In March, at the urging of one of DuPont’s largest stockholders, Trian offered the following settlement: Mr. Peltz and another Trian nominee chosen by DuPont would join an expanded Board so no incumbent directors would have to resign. The other two Trian nominees would be appointed to the new Chemours Board which is in the process of being formed in connection with its planned spin-off. We also requested improvements to Chemours’ corporate governance, including the elimination of shareholder-unfriendly provisions like its staggered board and supermajority voting requirements. In our view, the Lead Director was not interested in a reasonable settlement, and this settlement proposal was rejected by the DuPont Board, which merely repeated that it would not accept any Trian principal on the DuPont Board. DuPont did make limited changes to the corporate governance profile of Chemours in direct response to the broader changes suggested by Trian and following a stockholder lawsuit against DuPont.

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However, even as revised, Chemours’ staggered board provisions will not be eliminated until 2017 at the earliest.

TRIAN HAS A TRACK RECORD OF ADDING VALUE IN THE BOARDROOM,
IMPROVING BOTH OPERATING RESULTS AND SHARE PRICE PERFORMANCE.
DUPONT STOCKHOLDERS NEED A TRIAN PRINCIPAL ON THE BOARD TO HOLD
MANAGEMENT ACCOUNTABLE.

As we detail in the following chart, the listed companies in which Trian has invested have outperformed the S&P 500 by an average of 680 basis points (bps) annually. In fact, when Nelson Peltz has been on the board of Trian portfolio companies, those companies have outperformed the S&P 500 by an average of 853 bps annually from the date of Trian’s initial investment through the present.

Total Shareholder Return for Select Trian Investments

From The Date Of Trian’s First Purchase Through The Earlier Of Today Or Last Day Of Public Trading (“Time Horizon”)

				Cumulative
				Total Shareholder		Annual Bps of
		Highest % of Total	Time	Return (TSR) (2)		Outperformance
		Company Owned	Horizon	Over Time Horizon		Over Time Horizon
	Company	by Trian (1)	(Years)	Stock	S&P 500 (3)	vs. S&P 500
	*Wendy’s / Tim Hortons	20.3%	9.4	316%	107%	828	bps
	Cadbury / Dr Pepper Snapple	4.4%	8.3	263%	76%	972
	Tiffany & Co.	8.7%	8.2	154%	74%	504
	*Mondelez / Kraft Foods	3.1%	8.0	168%	71%	617
	*H.J. Heinz	4.3%	7.3	177%	53%	890
	*Legg Mason	11.4%	6.2	228%	171%	367
	Family Dollar	8.5%	5.2	182%	102%	747
Core Trian	Domino’s Pizza	9.9%	4.0	511%	70%	4,309
Investments (4)	State Street	3.3%	4.1	87%	75%	196
	*Ingersoll-Rand / Allegion	7.1%	3.2	149%	68%	1,565
	Lazard	6.0%	3.1	113%	65%	983
	InterContinental Hotels Group	4.0%	3.1	103%	63%	861
	PepsiCo	1.3%	2.4	50%	55%	(156)
	Danone	1.0%	2.4	45%	55%	(310)
	DuPont (6)	2.7%	2.1	53%	40%	525
	The Bank of New York Mellon	2.7%	1.1	31%	15%	1,438
Other Trian	Cracker Barrel Old Country Store	4.9%	9.4	426%	109%	1,114
Investments	Cheesecake Factory	14.0%	7.5	121%	61%	463
(at or above	Chemtura	4.3%	4.0	(96%)	(7%)	(5,320)
4.2%) (5)	Peet’s Coffee & Tea	4.8%	1.8	81%	15%	3,008
Average Outperformance						680	bps
Average Outperformance for Companies on which Nelson Peltz Serves or has Served on the Board						853	bps

Notes

*Denotes a board on which Nelson Peltz serves or has served

(1) Represents the highest percentage of the company’s outstanding shares held across all of Trian’s equity investment vehicles at any point during the life of the investment.

(2) The TSR figures in the column titled “Stock” reflect the change in the stock price of each company referenced plus the effect of dividends received over the relevant time period. The TSR figures in the Stock column should not be construed as an indication of the performance of the funds managed by Trian and it should not be assumed that any or all of these investments were or will be profitable in any of the funds managed by Trian.

(3) We highlight the S&P 500 Index (the “Index”) here only as widely recognized index, however, for various reasons the performance of the Index and that of the individual companies included in this chart may not be comparable. Reference to the S&P 500 used in this chart shall mean the S&P 500 Total Return Index, which includes the price changes of all underlying stocks and all dividends reinvested. S&P data is obtained from Bloomberg using the SPX ticker with the inclusion of dividend re-investment.

(4) This category includes all of the investments made by Trian since Trian’s inception in November 2005 (through March 2015): (i) for which Trian has filed a Schedule 13D or 13G or made a similar non-U.S. filing or other notification with respect to its investment in the company or (ii) that were or are a publicly disclosed activist position in which funds managed by Trian invested at least $700 million of capital (the representative size of Trian’s current activist investments) and where Trian (x) had a designee or nominee on the Board and/or (y) wrote a “white paper” and met with management. The companies shown on this page do not represent all of the investments purchased or sold for Trian’s clients.

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(5) This category includes all other investments made by Trian since Trian’s inception in November 2005 (through March 2015) in which funds managed by Trian held 4.2% or more of the company’s outstanding shares, the percentage that Trian held in chemical company Chemtura.

(6) E. I. du Pont de Nemours and Company.

Trian principals improve the effectiveness of the boards on which they serve and increase oversight of management through their “ownership mentality” and by increasing the quality of the information received by all directors. When a Trian principal joins a board, our deep analytical resources are mobilized and our active involvement helps drive attractive, long-term stockholder returns, even after we have exited the position. We have industry and functional specialists who support our directors, so that when they walk into a boardroom they are fully prepared. The Trian approach makes the boardroom a place of constructive debate rather than “show and tell” management presentations. We raise the bar for fellow board members and management in the companies in which we invest and that directly benefits all stockholders. We encourage you to review the comments of directors who have served on boards with Trian, which are available at www.DuPontCanBeGreat.com.

WE URGE YOU TO VOTE THE GOLD PROXY CARD AND SUPPORT TRIAN’S
FOUR HIGHLY QUALIFIED NOMINEES TO INCREASE OVERSIGHT AND
ACCOUNTABILITY AND HELP INCREASE STOCKHOLDER VALUE

We are asking for your support to help Trian make needed improvements at DuPont. If elected, as a minority of the DuPont Board, our nominees pledge to provide the ownership mentality and oversight necessary to improve DuPont’s performance and increase stockholder value. Our nominees have a proven track record of value creation and relevant operating expertise. We urge you to protect the value of your investment and help return DuPont to its former greatness by voting the enclosed GOLD proxy card today to elect Trian’s four nominees:

•	Nelson Peltz is CEO and a founding partner of Trian. Mr. Peltz is a director of The Wendy’s Company and serves as its non-executive Chairman. He is also a director of Mondelēz International, Inc. and The Madison Square Garden Company, and has previously served on the boards of directors of Ingersoll-Rand plc, H.J. Heinz Company and Legg Mason Inc., where he was Chairman of the Nominating and Corporate Governance Committee. Trian believes that through Mr. Peltz’s 40 years of experience in investing, turning around and building companies at both the management and board level, he has developed strong operating experience and strategic planning skills that will benefit DuPont’s operational initiatives and its long-term strategy.

•	John H. Myers is the former President and CEO of GE Asset Management, where he was responsible for approximately $200 billion in assets under management for clients including General Electric’s pension funds, 401(k) plans, mutual funds and insurance companies, as well as for more than 200 external institutional clients. Trian believes Mr. Myers’ qualifications to serve on DuPont’s Board include the knowledge and experience he gained while holding various management positions for over 35 years with GE, as well as the extensive financial and leadership experience he has gained as a director of Legg Mason, Inc. and as a former director of Hilton Hotels Corporation.
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•	Arthur B. Winkleblack is the former Executive Vice President and CFO of H.J. Heinz Company, where he worked with Mr. Peltz and Trian to implement the strategic initiatives required to transform Heinz into a more streamlined and focused business and leverage the company’s world-class portfolio of powerful brands. He currently serves as a director of Church & Dwight Co., Inc. and RTI International Metals, Inc. Trian believes Mr. Winkleblack’s substantial executive experience provides him with knowledgeable perspectives on strategic planning, international operations, acquisitions and divestitures and cost and financial controls. In particular, his experience as CFO of a large multinational company will enable him to bring important perspectives to the Board on compliance, risk management and public reporting.

•	Robert J. Zatta is the former acting CEO and long-time CFO of Rockwood Holdings, Inc., a leading global developer, manufacturer, and marketer of specialty chemicals. Mr. Zatta was instrumental in leading the turnaround and transformation of Rockwood, which resulted in its 2014 acquisition by Albemarle Corporation. Trian believes Mr. Zatta’s extensive experience in the specialty chemical sector will allow him to bring valuable industry experience to the DuPont Board. Additionally, the Board will benefit from his expertise in operations, strategic planning, cost and financial controls and public company reporting, which he has developed through his experience as a senior executive at several global companies.

You can read more about our nominees’ decades of relevant experience and view videos of what they would bring to the DuPont Board at www.DuPontCanBeGreat.com.

PRESSURE FROM TRIAN HAS AND WILL CONTINUE TO

DRIVE IMPROVEMENTS AT DUPONT

With the recent addition of two new directors and the decision to make limited changes to the corporate governance profile of Chemours, DuPont appears to be acknowledging the need to refresh its Board and improve corporate governance. While these actions, as well as DuPont’s recent commitment to return more capital to stockholders and the Fresh Start cost-reduction initiatives, are positive developments, they are long overdue and in our view would not have occurred without the respectful pressure Trian has exerted on DuPont. We believe these developments are a harbinger of the positive change we can continue to help drive at DuPont if our nominees are elected to the Board. However, if our nominees are not elected and the pressure is off, we believe the DuPont Board will revert to the status quo pre-Trian – tolerating subpar operating performance, allowing poor corporate governance and providing weak management oversight.

Your vote today for Trian’s nominees is a vote for four highly qualified EXECUTIVES who will work collaboratively
with management and the Board to address the root cause of DuPont’s consistent underperformance

Trian would replace four incumbent directors: Alexander Cutler, Lois Juliber, Robert Brown, and Lee Thomas. Each of these directors, in our view, has failed to hold management accountable for its poor operating performance, lacks the skills needed to help make DuPont great again, or both.

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As Lead Director, Mr. Cutler is responsible for providing Board oversight and holding management accountable for DuPont’s performance – and we believe he has failed. Mr. Cutler appears to be out of touch with DuPont’s fundamental performance. In March 2014, Mr. Cutler suggested that DuPont would meet its earnings targets.19 However, less than four months later, in June 2014, DuPont lowered guidance for the third consecutive year. Today, the Board lauds management’s performance despite dramatically missing its own EPS targets. Moreover, DuPont is now projecting 2015 EPS to be 36% below the long-term target it was projecting in 2010. Mr. Cutler also failed to promote appropriate transparency. Under Mr. Cutler’s watch DuPont management has published nine different versions of 2011 EPS. Mr. Cutler has also served on the Human Resources and Compensation Committee, which has failed to align executive compensation with performance. Furthermore, as Chairman and CEO of Eaton Corporation Plc, a large Ireland-based conglomerate, Mr. Cutler has substantial outside demands on his time.

Ms. Juliber is the longest-tenured board member, having been a director for approximately 20 years. Given the length of her tenure, Trian questions how “independent” Ms. Juliber is. Our concern over the length of Ms. Juliber’s tenure is consistent with Institutional Shareholder Services’ (ISS’s) governance overview, which states that director tenures of greater than nine years are “excessive” and could “potentially compromise a director’s independence”.20 Ms. Juliber has served on DuPont’s board over twice the length of time that ISS deems “excessive.” She is also the long-standing Chair of the Human Resources and Compensation Committee – and along with its other members including Mr. Cutler and Mr. Thomas – has overseen ill-conceived executive compensation programs that have been used to enrich DuPont’s executives despite the Company’s consistent underperformance.

Mr. Brown chairs the Science and Technology committee, which is responsible for overseeing technology capabilities at DuPont. The Company’s strategy to leverage “integrated science” capabilities has, in our view, led to speculative corporate R&D investments and lackluster returns on invested capital. As far as we can tell, DuPont has failed to discover any significant agricultural traits and its Applied Biosciences revenues were 80% below 2012 targets.21Mr. Brown has an academic background in science and engineering, but we believe DuPont’s operational struggles make clear that what the Company needs at this time are directors who bring strong business acumen and proven track records of improving operating performance and driving earnings growth.

According to DuPont, Lee Thomas offers “key insights on government relations and environmental management from his tenure as administrator of the Environmental Protection Agency and his senior leadership roles.” Yet, Mr. Thomas left the EPA nearly three decades ago. The EPA’s personnel and practices have changed dramatically in the last 25 years and his past relationships and experiences with the agency are now of limited value to DuPont.

We have been encouraged by our recent conversations with our fellow DuPont stockholders and the support they have voiced for our four highly qualified nominees. We believe stockholders understand that Trian has far more at stake than the current DuPont directors who, collectively, do not have a meaningful economic stake in DuPont’s future. We are asking for your support so we can help make more improvements for the benefit of all DuPont stockholders. As a minority of the DuPont Board, our nominees

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will seek to work constructively with the other members of the Board to oversee management for the benefit of all stockholders.

PROTECT AND ENHANCE YOUR INVESTMENT – VOTE GOLD TODAY

If you agree with us that this election is about ensuring the Board is comprised of directors who will represent the best interests of stockholders – and determining who is most qualified to make DuPont GREAT again – then please vote the GOLD proxy card today FOR Trian’s four highly qualified nominees: Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta.

More information about Trian and our director nominees can be found on our website at:

www.DuPontCanBeGreat.com.

You may vote by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided. Your vote is extremely important. Please discard any white proxy cards you have received from DuPont. If you have already returned a white proxy card, you can change your vote simply by signing, dating and returning a GOLD proxy card today. Only your latest dated proxy card will be counted.

We look forward to moving past this election and working constructively with management and the Board to continue to effect positive change at DuPont for the benefit of all stockholders. We greatly appreciate the support that we have received so far and we urge all stockholders to vote for our nominees on the GOLD proxy card so that together we can make DuPont great again.

We look forward to your support at the 2015 Annual Meeting.

Sincerely,

Nelson Peltz	Peter May	Ed Garden
Founding Partner &	Founding Partner &	Founding Partner &
Chief Executive	President	Chief Investment
Officer		Officer

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

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Media Contact:

Anne A. Tarbell

Trian Fund Management, L.P.

(212) 451-3030

atarbell@trianpartners.com

George Sard Sard Verbinnen & Co (212) 687-8080 gsard@SARDVERB.com	Carissa Felger Sard Verbinnen & Co (212) 687-8080 cfelger@SARDVERB.com	Amanda Klein Sard Verbinnen & Co (212) 687-8080 aklein@SARDVERB.com

Investor Contact:

Charlie Koons MacKenzie Partners, Inc. (212) 929-5708 ckoons@mackenziepartners.com	Daniel Burch MacKenzie Partners, Inc. (212) 929-5748 dburch@mackenziepartners.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one

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or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”) together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other

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materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

1 For information regarding the assumptions underlying the implied target value for DuPont’s shares, see page 21 of the open letter to the DuPont Board dated September 16, 2014 available at www.DuPontCanBeGreat.com.

2 Source: DuPont Form 4 filings. The $80 million estimate reflects the gross amount of stock sold by Ellen Kullman for reasons other than to pay taxes since Trian first invested. Uses the average dollar amount specified in the Form 4 multiplied by the number of shares sold. According to SEC filings, most of these sales of DuPont shares were made pursuant to Rule 10b5-1 trading plans. While Rule 10b5-1 trading plans provide for automatic purchases or sales pursuant to formula or similar method for determining the amount, price and/or date of the transaction, Rule 10b5-1 trading plans may generally be terminated or amended prior to their predetermined end. For additional information, see page 91 of the Trian White Paper dated February 17, 2015, available at www.DuPontCanBeGreat.com.

3 See Trian White Paper dated February 17, 2015, page 91, available at www.DuPontCanBeGreat.com.

4 See Trian White Paper dated February 17, 2015, page 6, available at www.DuPontCanBeGreat.com.

5 See Trian White Paper dated February 17, 2015, pages 58 and 59, available at www.DuPontCanBeGreat.com.

6 Source: SEC filings, Monsanto press release dated 8/1/12, DuPont press release dated 3/26/2013, Free Press, “EPA: DuPont failed to warn of popular herbicide’s danger to trees”, Pioneer press release dated 12/14/2010, and 2010-2014 based on Company Data Book and 2014 Form 10-K. The billions of losses for shareholders include the $1bn jury verdict against DuPont for patent infringement, which resulted in DuPont paying a minimum of $1.75bn in royalty payments to Monsanto, and $1.2bn in charges relating to Imprelis.

7 Source: DuPont SEC filings. For example, for the 2011-2013 performance stock units (PSUs), DuPont offered a payout of 113% despite performance in the 25th percentile. Moreover, for the 2013 short-term incentive plan, DuPont paid out almost 90% despite EPS growth of 33%, significantly below DuPont’s long-term target of 12%.

8 Source: March 5, 2014 letter from DuPont’s Lead Director to Trian.

9 Source: DuPont SEC filings, Trian calculations and E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES NON-GAAP RECONCILIATIONS: 2008 – 2014, on Company Website 1/27/2015. 2010 EPS excluding significant items adjusted to add back non-operating pension and other post-employment benefits (OPEB). Trian applied DuPont’s long-term EPS growth rate of 12% to imply the 2015 target.

10 Source: 1/27/15 DuPont press release.

11 Source: DuPont 2011 and 2013 Investor Day presentations and transcripts, E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES NON-GAAP RECONCILIATIONS: 2008 – 2013, 10/28/13 and Trian calculations. Adjusts 2011 Investor Day margin targets for estimated non-operating pension and OPEB impact based on DuPont’s non-GAAP reconciliation in order to compare 2011 and 2013 targets. Looks at both the 5-year impact of revenue growth and margin targets to compare if segment overall target was increased or decreased. Excluding Agriculture, Trian found that the remaining businesses had lower targets.

12 See Trian’s presentation on DuPont called “Shining A Light on DuPont’s Rhetoric” filed 3/12/15 with the SEC page 5.

13 Source: DuPont Press Release dated 1/24/12, DuPont SEC filings, and DuPont letter dated March 23, 2015. Per DuPont’s proxy filed 3/16/12, DuPont was compensated on EPS of $3.93. This figure is more than double DuPont’s current figure for 2011 EPS of $2.03, which they describe as “Adjusted Operating EPS (excluding Performance Chemicals, Pharma) (Non-GAAP).”

14 Source: DuPont SEC filings.

15 Source: DuPont SEC filings and 2011 and 2013 Investor Day Transcripts.

16 Source: DuPont SEC filings, Axalta Coatings Systems Ltd. Form S-1 filed 8/20/14, Trian estimates, and DuPont SEC filings. Coatings adjusted PTOI plus depreciation expense less an allocation of unallocated corporate costs and adds back non-cash items and certain pension expense in-line with Axalta’s current addbacks to make it comparable. Assigns unallocated corporate expense at ~2% of sales (DuPont’s FY2011 unallocated corporate expense and other as % of FY2011 segment sales) to make margins comparable.

17 Source: Axalta Coatings Systems Ltd. Form S-1 filed 8/20/14, Trian estimates. Represents Axalta’s Adjusted Operating Income plus Depreciation & Amortization expense. Metric differs slightly from Axalta’s Adjusted EBITDA (as reported) as it excludes other expense (income) and dividend to non-controlling interest to make EBITDA comparable.

18 Source: Trian’s definitive proxy statement to DuPont stockholders filed 3/25/15, page 20.

19 See page 3 of this letter.

20 Source: “ISS Governance QuickScore 2.0 Overview and Updates” published January 2014. http://www.issgovernance.com/file/files/ISSGovernanceQuickScore2.0.pdf

21 Source: 2012 data book, 2013 data book, 2008-2013 non-GAAP reconciliation (on DuPont website), transcripts, press releases, DuPont Applied Biosciences Analyst Day and Company presentation. By Trian’s calculations, DuPont missed 2012 revenue target by nearly 80% ($507m vs. $2.3bn). Applied Biosciences revenue based on 2012 Data Book figures for Industrial Biosciences.

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